Exhibit 99.1

Investor Relations
212-479-3195

DRIVE SHACK INC. ANNOUNCES THIRD QUARTER 2017 RESULTS AND DECLARES FOURTH QUARTER 2017 PREFERRED STOCK DIVIDENDS

NEW YORK—(BUSINESS WIRE) — November 1, 2017 — Drive Shack Inc. (NYSE: DS; the “Company”) today reported the following information for the quarter ended September 30, 2017.

BUSINESS HIGHLIGHTS

▪	Drive Shack – The Company continues to develop its first venue in Orlando, Florida, which is targeted to open in 1Q 2018.
o	The Company has announced four other venues to date, which are in various stages of development, and continues to assess a national and global pipeline of locations.

▪	American Golf – As of September 30, 2017, the Company owned, leased or managed 77 golf properties across 13 states, over 75% of which are located in the top 20 Metropolitan Statistical Areas (MSAs).
o
On a same-store basis, excluding managed courses, the traditional golf business ended the third quarter with approximately 43,000 The Players Club members for public properties, an increase of approximately 5,000 members over the end of the third quarter of the prior year.

o
On the private side of the business, there were approximately 9,000 full golf members at the end of 3Q 2017 representing an increase of 310 members from the third quarter of the prior year. Average annual dues per full golf private member increased by $203 since 3Q 2016, on a same-store basis, to $6,005.

▪
Real Estate Debt Portfolio – During 3Q 2017, the Company received the final pay down on the Intrawest-related loan in the amount of approximately $70 million, and received approximately $12 million of net proceeds related to sale and pay down of remaining agency securities.

THIRD QUARTER 2017 FINANCIAL RESULTS
▪	GAAP (Loss) Income of $(2) million, or $(0.03) per share, compared to $19 million, or $0.28 per share, in 3Q 2016.
o	Year-over-year decrease is primarily due to lower interest income on the Intrawest-related loan, related to a $110 million pay down in 3Q 2016 and a $70 million pay down in 3Q 2017.
▪	Core Earnings of $9 million, or $0.13 per share, compared to $23 million, or $0.35 per share, in 3Q 2016.

	3Q 2017	3Q 2016
GAAP (Loss) Income	$(2) million	$19 million
GAAP (Loss) Income per WA Basic Share	$(0.03)	$0.28

Non-GAAP Results:
Core Earnings*	$9 million	$23 million
Core Earnings per WA Basic Share*	$0.13	$0.35

WA:  Weighted Average

*For reconciliations of GAAP (Loss) Income to Core Earnings, please refer to the Reconciliation of Core Earnings below.

FOURTH QUARTER 2017 PREFERRED STOCK DIVIDENDS

Drive Shack Inc.’s Board of Directors declared dividends on the Company's preferred stock for the period beginning November 1, 2017 and ending January 31, 2018. The dividends are payable on January 31, 2018 to stockholders of record on January 2, 2018. The Company will pay dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.750% Series B, 8.050% Series C and 8.375% Series D preferred stock, respectively.

ADDITIONAL INFORMATION
For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, www.driveshack.com. For consolidated investment portfolio information, please refer to the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the Company’s website, www.driveshack.com.

EARNINGS CONFERENCE CALL
The Company’s management will host a conference call on Wednesday, November 1, 2017 at 9:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of Drive Shack Inc.’s website, www.driveshack.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-913-6930 (from within the U.S.) or 1-409-983-9881 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference conference ID “8283737.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.driveshack.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available three hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, November 15, 2017 by dialing 1-800-585-8367 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference conference ID “8283737.”

Consolidated Statements of Operations (Unaudited)
($ in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Golf course operations	$62,034	$63,249	$168,969	$174,718
Sales of food and beverages	19,657	19,913	53,223	55,086
Total revenues	81,691	83,162	222,192	229,804
Operating costs
Operating expenses	67,385	69,251	187,730	195,670
Cost of sales - food and beverages	5,721	6,026	15,762	17,139
General and administrative expense	4,328	3,688	11,115	10,348
Management fee to affiliate	2,678	2,676	8,032	8,027
Depreciation and amortization	6,187	6,735	17,952	19,250
Impairment	28	611	60	3,564
Realized and unrealized (gain) loss on investments	(315)	(6,605)	6,361	(3,136)
Total operating costs	86,012	82,382	247,012	250,862
Operating (loss) income	(4,321)	780	(24,820)	(21,058)
Other income (expenses)
Interest and investment income	8,418	32,310	22,701	73,770
Interest expense, net	(4,770)	(13,138)	(15,335)	(39,089)
Gain on deconsolidation	—	—	—	82,130
Other income, net	202	505	372	1,339
Total other income (expenses)	3,850	19,677	7,738	118,150
(Loss) Income before income tax	(471)	20,457	(17,082)	97,092
Income tax (benefit) expense	(2)	(38)	1,047	144
Net (Loss) Income	(469)	20,495	(18,129)	96,948
Preferred dividends	(1,395)	(1,395)	(4,185)	(4,185)
Net income attributable to noncontrolling interest	—	(177)	—	(165)
(Loss) Income Applicable to Common Stockholders	$(1,864)	$18,923	$(22,314)	$92,598
(Loss) Income Applicable to Common Stock, per share
Basic	$(0.03)	$0.28	$(0.33)	$1.39
Diluted	$(0.03)	$0.27	$(0.33)	$1.35
Weighted Average Number of Shares of Common Stock Outstanding
Basic	66,932,744	66,730,583	66,883,291	66,688,962
Diluted	66,932,744	69,072,676	66,883,291	68,753,532
Dividends Declared per Share of Common Stock	$—	$0.12	$—	$0.24

Consolidated Balance Sheets
($ in thousands, except share data)
	September 30, 2017 (Unaudited)	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$182,371	$140,140
Restricted cash	4,629	4,992
Accounts receivable, net	8,540	8,047
Real estate securities, available-for-sale	2,236	629,254
Other current assets	22,540	78,687
Total Current Assets	220,316	861,120
Restricted cash, noncurrent	1,407	1,412
Property and equipment, net of accumulated depreciation	226,049	217,611
Intangibles, net of accumulated amortization	59,309	65,112
Other investments	20,601	19,256
Other assets	8,433	7,447
Total Assets	$536,115	$1,171,958

Liabilities and Equity
Current Liabilities
Obligations under capital leases	$4,484	$3,699
Membership deposit liabilities	8,830	8,491
Repurchase agreements	—	600,964
Accounts payable and accrued expenses	33,672	26,249
Deferred revenue	9,955	29,851
Other current liabilities	21,753	28,968
Total Current Liabilities	78,694	698,222
Credit facilities and obligations under capital leases	112,383	111,585
Junior subordinated notes payable	51,210	51,217
Membership deposit liabilities, noncurrent	84,896	80,549
Deferred revenue, noncurrent	6,900	6,256
Other liabilities	5,724	6,062
Total Liabilities	$339,807	$953,891

Commitments and contingencies

Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of September 30, 2017 and December 31, 2016	$61,583	$61,583

Common stock, $0.01 par value, 1,000,000,000 shares authorized, 66,932,744 and 66,824,304 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	669	668
Additional paid-in capital	3,173,095	3,172,720
Accumulated deficit	(3,040,386)	(3,018,072)
Accumulated other comprehensive income	1,347	1,168
Total Equity	$196,308	$218,067

Total Liabilities and Equity	$536,115	$1,171,958

Reconciliation of Core Earnings
($ in thousands)
	Three Months Ended September 30,
	2017	2016
(Loss) Income applicable to common stockholders	$(1,864)	$18,923
Add (Deduct):
Impairment	28	611
Realized and unrealized gain on investments	(315)	(6,605)
Other loss (income)(A)	185	(121)
Depreciation and amortization(B)	8,826	9,259
Acquisition, transaction, restructuring and spin-off related expenses(C)	1,953	1,093
Core earnings	$8,813	$23,160

(A)	Other (loss) income reconciliation:

	Three Months Ended September 30,
	2017	2016
Total other income (loss)	$3,850	$19,677
Add (deduct):
Equity in earnings from equity method investees	(387)	(384)
Interest and investment income	(8,418)	(32,310)
Interest expense, net	4,770	13,138
Other (loss) income	$(185)	$121

(B)
Including accretion of membership deposit liabilities of $1.6 million and amortization of favorable and unfavorable leasehold intangibles of $1.0 million in the three months ended September 30, 2017. Including accretion of membership deposit liabilities of $1.4 million and amortization of favorable and unfavorable leasehold intangibles of $1.1 million in the three months ended September 30, 2016. The accretion of membership deposit liabilities was recorded to interest expense, net and the amortization of favorable and unfavorable leasehold intangibles was recorded to operating expenses.

(C)
Including acquisition and transaction expenses of $1.9 million and restructuring expenses of less than $0.1 million during the three months ended September 30, 2017. Including acquisition and transaction expenses of $1.1 million and restructuring expenses of zero during the three months ended September 30, 2016. The acquisition and transaction costs were recorded to general and administrative expense and restructuring expenses were recorded to operating expenses. Excludes costs associated with Hurricane Irma damage.

CORE EARNINGS
The following primary variables impact our operating performance: (i) the current yield earned on our investments that are not included in non-recourse financing structures (i.e., unlevered investments, including investments in equity method investees and investments subject to recourse debt), (ii) the net yield we earn from our non-recourse financing structures, (iii) the interest expense and dividends incurred under our recourse debt and preferred stock, (iv) the net operating income on our real estate and golf investments, (v) our operating expenses and (vi) our realized and unrealized gains or losses, net of related provision for income taxes, including any impairment, on our investments, derivatives and debt obligations. Core earnings is a non-GAAP measure of our operating performance excluding the sixth variable listed above. Core earnings also excludes depreciation and amortization charges, including the accretion of membership deposit liabilities and the impact of the application of acquisition accounting, acquisition and spin-off related expenses and restructuring expenses. Core earnings is used by management to evaluate our  performance without taking into account gains and losses, net of related provision for income taxes, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future performance. These adjustments to our (loss) income applicable to common stockholders are not indicative of the performance of the assets that form the core of our activity.

Management utilizes core earnings as a measure in its decision-making process relating to the underlying fundamental operations of our investments, as well as the allocation of resources between those investments, and management also relies on core earnings as an indicator of the results of such decisions.  As such, core earnings is not intended to reflect all of our activity and should be considered as only one of the factors in assessing our performance, along with GAAP net (loss) income, which is inclusive of all of our activities.  Management also believes that the exclusion from core earnings of the items specified above allows investors and analysts to readily identify and track the operating performance of the assets that form the core of our activity, assists in comparing the core operating results between periods, and enables investors to evaluate our current core performance using the same measure that management uses to operate the business.

Core earnings does not represent an alternative to net (loss) income as an indicator of our operating performance or as an alternative to cash flows from operating activities as a measure of our liquidity, and is not indicative of cash available to fund cash needs. Our calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

ABOUT DRIVE SHACK INC.
Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses. Drive Shack Inc. is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s targets and expectations regarding Drive Shack’s venue in Orlando, Florida, and other venues in the national and global pipeline of locations. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond Drive Shack’s control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q.  Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.